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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Pixelworks, Inc.:

We consent to the inclusion of our report herein dated January 23, 2001, relating to the balance sheets of Panstera, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000 and the period from February 24, 1999 (date of inception) through December 31, 1999.

/s/ KPMG LLP

Portland, Oregon
April 6, 2001

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Consent of Independent Auditors